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 AmerUs Group Co.
 Exhibit 11 - Statement Re:  Computation of Earnings Per Share

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                                                                For The Three Months Ended March 31,
                                             -----------------------------------------------------------------------
                                                            2002                                 2001
                                             ----------------------------------   ----------------------------------
                                                          Number of   Per Share                Number of   Per Share
                                             Net Income    Shares       Amount    Net Income     hares       Amount
                                             ----------------------------------   ----------------------------------
                                                               (in thousands, except per share amounts)
 Basic EPS
       Net Income from Continuing Operations $   24,458      41,350   $    0.59   $   19,458      29,973   $    0.65

 Effect of dilutive securities
       Options                                        -         511       (0.01)           -         309       (0.01)
       Warrants                                       -         108           -            -          83           -

                                             ----------------------------------   ----------------------------------
 Diluted EPS                                 $   24,458      41,969   $    0.58   $   19,458      30,365   $    0.64
                                             ==================================   ==================================

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